EXHIBIT 99.2

P R E S S    R E L E A S E

Agile Software Corporation
6373 San Ignacio Avenue
San Jose, CA 95119
Voice: (408) 284-4000
Fax: (408) 284-4002
Media Contact
Terri Pruett
Agile Software Corporation
Terri.Pruett@agile.com
408-284-4048

Agile Reports Preliminary Third Quarter Results

Expected to Exceed Analyst Consensus

Acquires Leading Collaborative Visualization Company

San Jose, CA—February 3, 2005—Agile Software Corporation (Nasdaq: AGIL), a leading provider of product lifecycle management solutions, today announced preliminary third quarter results for the quarter ending January 31, 2005.

Agile expects total revenue for the third quarter of fiscal year 2005 to be in the range of $29.5M to $30.0M, above analyst expectations of $28.8M. License revenues are expected to be in the range of $12.0M to $12.25M, above analyst expectations of $11.4M. Earnings per share for the third quarter of fiscal year 2005 are expected to be at the high end of the range of analyst estimates.

In a separate release, Agile today announced the acquisition of Cimmetry Systems for the total purchase price of $41.5 million in cash, subject to an adjustment based upon the closing balance sheet. Details of the acquisition, including the anticipated impact on Agile’s future results, will be discussed in a conference call and webcast on February 3, 2005 at 8:30am ET. A webcast of the conference call will be available on Agile’s website at http://www.agile.com under the “Investor Relations” section. You may access replays of the webcast for ninety days after the call at http://www.agile.com/investors.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, reduce costs, and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions, time-to-value focused implementations, and a unique Guaranteed Business ResultsSM program, Agile helps companies get the most from their products. Alcatel, Boeing, Dell Inc., Flextronics International, Hitachi, Leapfrog, Lockheed Martin, Magna Steyr, Siemens, QUALCOMM and ZF are among the over 1200 customers in the automotive, aerospace and defense, consumer products, electronics, high tech, industrial products, and life sciences industries that use Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

Agile cautions that these results are preliminary, based on the information currently available and are subject to the closing of its books and completion of its accounting procedures and determination of final accounting adjustments.

NOTE: Agile and Agile Software are registered trademarks and Agile Product Collaboration, Agile Product Cost Management, Agile Product Service & Improvement, Agile Product Portfolio Management, Agile Engineering Collaboration, Agile Product Interchange, AgileMD and the Agile logo are trademarks of Agile Software Corporation in the U.S. and/or other countries. Guaranteed Business Results is a service mark of Agile Software Corporation. All other brand or product names are trademarks and registered trademarks of their respective holders.